AMENDED AND RESTATED EMPLOYMENT AGREEMENT


     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 13th day of October, 2003, by and between GALAXY NUTRITIONAL FOODS, INC., a Delaware corporation (the "Company"), and ANGELO S. MORINI ("Employee").

                               W I T N E S S T H:

     WHEREAS, the parties previously entered into an Employment Agreement, dated as of October 10, 1995 (the "Original Employment Agreement"), with respect to the employment of Employee as the Company's President and Chief Executive Officer;

     WHEREAS, subsequently, the parties entered into an Amended and Restated Employment Agreement, dated as of June 15, 1999 (the "First Amended and Restated Employment Agreement"), with respect to the continued employment of Employee as the Company's Chairman of the Board, President and Chief Executive Officer. The First Amended and Restated Employment Agreement amended and restated the Original Employment Agreement in its entirety;

     WHEREAS, on December 17, 2002, Employee resigned as Chairman of the Board and as Chief Executive Officer, remained as the Company's President, and was appointed Vice Chairman of the Board; and

     WHEREAS, the parties believe it is in the best interest of the Company and Employee for Employee to resign as President and Vice Chairman of the Board and to assume a non-officer level position with the Company under the terms and conditions set forth in this Agreement which amends and restates the First Amended and Restated Employment Agreement in its entirety; and

     WHEREAS, the Company's Board of Directors has authorized Employee to hold himself out to the public and to be referred to as "Chairman Emeritus and Founder of Galaxy Nutritional Foods, Inc." for the rest of his life.

     NOW, THEREFORE, in consideration of the premises and mutual promises and conditions herein contained, the monies to be paid hereunder and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

     1. RECITALS. The above recitals, definitions, preamble and provisions are hereby made a part of this Agreement.

     2.   TERM OF EMPLOYMENT; DIRECTORSHIP.

          (a) The Company hereby employs Employee and Employee hereby accepts employment with the Company for a period of five (5) years commencing on the date first

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written above.  Notwithstanding  the foregoing,  Employee's  employment with the
Company and this Agreement may be terminated earlier as hereinafter set forth.

          (b) For the term of Employee's employment, the Company shall cause Employee to be nominated for election to the Company's Board of Directors as a member of the slate of directors proposed by the Company in its proxy statement for any meeting of the Company's stockholders whereby directors shall be elected. Notwithstanding the foregoing, in the event Employee is not elected to the Board of Directors by the stockholders at any meeting of the Company's stockholders for which the proxy statement indicates Employee is nominated for election as a member of the slate of directors proposed by the Company, the Company's obligations under this Section 2(b) shall immediately cease.

     3. DUTIES OF EMPLOYEE; EXCLUSIVITY. Employee is hereby hired and employed by the Company to provide such advisory services and to perform other duties, during normal working hours or otherwise as reasonably requested by the Company or the Chairman of the Board, only as specifically requested by the Company's Chairman of the Board, or, in the absence of an acting Chairman of the Board, the Board of Directors of the Company. Employee may not participate in the business or operations of the Company, which includes, without limitation, entering the premises of the Company, unless specifically requested by the Company's Chairman of the Board, or, in the absence of an acting Chairman of the Board, the Board of Directors of the Company. So long as Employee is employed by the Company, Employee agrees not to be employed by any person or entity that is not an affiliate of the Company, provided that, this sentence shall not prohibit Employee from engaging in any non-competitive business where such engagement does not (i) interfere with the duties of Employee as set forth above or (ii) violate Section 10 of this Agreement or any other non-competition or similar agreement between the Company and Employee.

     4. COMPENSATION. As compensation for services rendered under this Agreement, Employee shall be entitled to receive from the Company a base salary of Three Hundred Thousand Dollars ($300,000.00) per year, payable in accordance with the normal payroll practices of the Company for salaried individuals.

     5.   EMPLOYEE BENEFITS.

          (a) Employee shall be entitled to receive all health insurance benefits generally made available to executive officers of the Company. Without limiting the foregoing, Employee shall be entitled to "employee plus family" health insurance coverage at no additional charge to Employee.

          (b) All currently outstanding stock options held by Employee shall remain in effect in accordance with their respective terms, as amended from time-to-time.

          (c) The Company will obtain, and maintain in effect during the term of Employee's employment, for the benefit of Employee (or reimburse Employee for the cost of) a Two Million Dollar ($2,000,000) term life insurance policy insuring Employee's life, the beneficiaries of which shall be designated by Employee.

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          (d) The Company shall reimburse Employee, or pay directly,  any annual dues and any minimum food and beverage charges relating to Employee's membership at Isleworth Country Club in an aggregate amount not to exceed $1,300.00 per month. In the event that Employee ceases to be a member of Isleworth Country Club and becomes a member at another country club, the foregoing obligations of the Company shall apply to the dues and minimum charges at such successor country club. The Company shall not be required to pay any expenditures at Isleworth Country Club or such successor country club in excess of $1,300.00 per month.

     6. REIMBURSEMENT OF EMPLOYEE EXPENSES. Employee shall incur all those travel and other business expenses as specifically requested of him by the Company's Chairman of the Board, or, in the absence of an acting Chairman of the Board, the Board of Directors of the Company. The Company shall reimburse Employee for only those expenses which are approved in advance by the Company's Chairman of the Board, or, in the absence of an acting Chairman of the Board, the Board of Directors of the Company.

     7. AUTOMOBILE. The Company will pay Employee an automobile allowance of $1,950.00 per month, plus all up-front leasing fees on a 36-month or longer term lease not to exceed $4,000.00 in the aggregate per lease.

     8. ISSUANCE OF RESTRICTED STOCK. The parties acknowledge and agree to the following: (i) Employee has received from the Company advances on unearned incentive compensation under the First Amended and Restated Employment Agreement, of which $167,603.42 remains unreimbursed by Employee (the "Unreimbursed Advances"), and (ii) the Company owes $330,000 to Employee pursuant to a loan made by Employee to the Company on March 28, 2002 (the "Company Debt"). The parties hereby agree to set off the Unreimbursed Advances against the Company Debt, and, in repayment of the remainder of the Company Debt, the Company shall, simultaneously with the execution of this Agreement, issue and sell to Employee an aggregate of 55,087 shares of the Company's common stock, $0.01 par value per share (the "Common Shares"). The Company shall promptly deliver stock certificates, duly executed on behalf of the Company, representing the Common Shares to Employee.

     9.   NON-DISCLOSURE OF INFORMATION CONCERNING BUSINESS; NON-INTERFERENCE.

          (a) Employee will not at any time, in any fashion, form or manner, either directly or indirectly, divulge, disclose, or communicate to any person, firm, or corporation, or other entity or utilize for his own benefit, in any manner whatsoever, any trade secrets or any confidential information of any kind, nature, or description concerning any matters affecting or relating to the business of the Company and its affiliates or their manner of operation, or their confidential plans, processes or other data of any kind, nature or description.

          (b) All tangible confidential information and other confidential documentation, either directly or indirectly coming into the possession of Employee in the course of his employment, including all copies thereof or reproductions or drawings made therefrom, shall remain the property of the Company and shall be returned immediately upon the expiration or termination of the term of Employee's employment. Thereafter, Employee shall not

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reduce to writing or other-wise  record any of the  proprietary or  confidential information disclosed to him during his employment.

          (c) Employee shall not purposefully interfere with the Company's suppliers, customers or other business relations by using the Company's internal data in a damaging or derogatory manner that would potentially damage the Company's relationships with such parties.

          (d) The Company and Employee hereby stipulate that, as between them, the foregoing matters are important, material, and confidential, and gravely affect the effectiveness and successful conduct of the business of the Company, and its goodwill, and that any breach of the terms of this Section is a material breach of this Agreement.

          (e) The obligations of Employee pursuant to this Section shall survive any termination of Employee's employment with the Company and shall be in effect for one (1) year following the date of termination.

     10. NON-COMPETITION BY EMPLOYEE. During the term of Employee's employment, and for a period of one (1) year following the termination of Employee's employment for any reason other than pursuant to Section 13, Section 14(a) or
Section 14(b), Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder (other than owning fewer than one percent (1%) of the outstanding shares of a public corporation), corporate officer, director, or any other individual or representative capacity, engage or participate in any business that directly competes with the Company within those areas in the United States in which the Company is doing business as of the date of termination.

     11. INJUNCTIVE RELIEF. It is acknowledged and agreed that, in the event the provisions of this Agreement are breached by Employee, the extent of actual damages sustained by the Company or its assignee will be difficult of ascertainment, though great and irreparable, for which any remedy at law would be inadequate. Therefore, the parties hereto expressly agree that the Company shall have a right to seek injunctive relief for breach of any of the terms hereof, plus damages for such breach to the maximum extent permitted by law.

     12. TERMINATION BY THE COMPANY FOR CAUSE. The Company may, at its option, without prejudice to any other remedy to which the Company may be entitled either at law or in equity under this Agreement, terminate Employee's employment by giving written notice of termination to Employee in the event that subsequent to the date of this Agreement:

          (a) Employee is convicted of or pleads guilty to a felony crime;

          (b) Employee is found guilty of fraud, conversion, embezzlement, falsifying records or reports, or a similar crime involving the Company's property; or

          (c) Employee breaches this Agreement; provided, however, if the breach is susceptible to cure, Employee shall have thirty (30) days after notice of such breach, to cure such breach. If the breach is susceptible to cure, and remains uncured after such thirty-day period, then Employee's termination shall be effective as of the date of notice of such breach. Without

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limiting the foregoing, for the purposes hereof, any unauthorized  participation in the business or operations of the Company, including, without limitation, the unauthorized entry on the Company's premises, shall constitute a breach that is not susceptible to cure.

In the event Employee's termination shall be effective under this Section, Employee shall not be entitled to receive any further compensation or benefits under the terms hereof.

     13. TERMINATION BY THE COMPANY WITHOUT CAUSE. If the Company terminates the employment of Employee "without cause," which shall mean for any reason other than as set forth in Section 12, then Employee shall: (a) be entitled to continued payment of the compensation set forth in Section 4 of this Agreement, continuation of benefits set forth in Section 5 of this Agreement, and continuation of the automobile allowance and up-front leasing fees set forth in
Section 7 of this Agreement, for the remainder of the term set forth in Section 2(a) of this Agreement, (b) become fully "vested" under the terms of any stock option agreements executed and delivered prior to, along with, or after this Agreement and (c) be released from the terms of the Loan Agreement and all monies outstanding thereunder shall be forgiven by the Company. Employee acknowledges that Employee's change in role evidenced hereby did not under the First Amended and Restated Employment Agreement constitute a termination of Employee by the Company and does not constitute a termination of Employee by the Company hereunder.

     14.  TERMINATION BY EMPLOYEE.

          (a) Employee may, at his option, after complying with this Section 14(a), terminate his employment in the event of a material breach of the terms of this Agreement by the Company. Employee shall be required to give written notice to the Company setting forth with particularity the nature of the material breach. The Company shall have thirty (30) days following its receipt of Employee's written notice in which to cure its breach before Employee's termination shall be effective.

          (b) Employee may, at his option, terminate his employment in the event of a change in control of the Company. For the purposes hereof, a "change in control" means that, by vote or consent subsequent to the date of this Agreement, a majority of the Company's Board of Directors is comprised of persons for whom Employee did not vote in his capacity as a director or a shareholder of the Company; provided, that if Employee abstains from voting for any person as a director, such abstention shall be deemed (for purposes of this paragraph only) to be an affirmative vote by Employee for such person as a director. Employee is under no obligation created by this Agreement or any other agreement, other than the Stockholder Agreement (as defined below), to vote, as a director or stockholder, in favor of any person for election or appointment to the Board of Directors of the Company.

          (c) In the  event  Employee's  termination  shall be  effective  under
Section 14(a), Employee shall: (i) be entitled to receive his base salary for the remainder of the term set forth in Section 2(a) of this Agreement, (ii) become fully "vested" under the terms of any stock option agreements executed and delivered prior to, along with, or after this Agreement, and (iii) be

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released  from the  terms  of the  Loan  Agreement  and all  monies  outstanding thereunder shall be forgiven by the Company.

          (d) If Employee terminates his employment in any manner other than in accordance with Section 14(a), he shall not be entitled to receive any further compensation or benefits under the terms hereof, except that if Employee terminates his employment in accordance with Section 14(b), Employee shall be released from the terms of the Loan Agreement and all monies outstanding thereunder shall be forgiven by the Company.

     15.  INDEMNIFICATION.

          (a) In the event Employee at any time is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company) by reason of, due to or arising out of the fact that he is then or was previously a director, officer or employee of the Company, or because of any action taken or omitted by Employee in any of such capacities, the Company agrees to indemnify Employee against all expenses (including reasonable attorneys' fees at all levels of proceedings), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, provided that Employee shall not be entitled to indemnification if a court of competent jurisdiction in a final non-appealable decision determines that Employee acted in bad faith or, in the case of a criminal matter, knew or should have known his conduct was unlawful. Employee's expenses incurred in defending against any such civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon request of Employee and the receipt of an unsecured undertaking by Employee to repay the amount paid by the Company if it is ultimately determined by a court in a non-appealable decision that Employee was not entitled to indemnification pursuant to this Section. The indemnification provisions of this Section are non-exclusive and shall not affect other indemnification rights Employee has or may have under Delaware law, the Articles of Incorporation of the Company, as amended, the Company's Bylaws from time to time in effect and/or any insurance policies covering Employee. The provisions of this Section are a material inducement to Employee in entering into this Agreement and shall survive the expiration or termination of this Agreement, shall continue in effect after Employee ceases to be an officer or a director of the Company and shall inure to the benefit of the heirs, legal representatives and administrators of Employee. If any provision of this Section shall for any reason be determined to be invalid, the other provisions hereof shall not be affected and shall remain in full force and effect.

          (b) In the event Employee or Employee's spouse at any time is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company) by reason of, due to or arising out of the fact that Employee or Employee's spouse guarantied indebtedness or other obligation of the Company, the Company agrees to indemnify Employee and Employee's spouse against all reasonable expenses (including reasonable attorneys' fees at all levels of proceedings), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

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     16.  CONDITIONS PRECEDENT.

          (a) The obligations of the Company under this Agreement are subject to the satisfaction of the following conditions:

               (i) Employee shall have executed and delivered to the Company, the Stockholder Agreement in the form attached hereto as Exhibit A (the "Stockholder Agreement"); and

               (ii) Employee shall have executed and delivered to each executive officer and director of the Company, a mutual non-disparagement agreement substantially in the form attached hereto as Exhibit B (the "Non-Disparagement Agreements").

          (b) The obligations of Employee under this Agreement are subject to the satisfaction of the following conditions:

               (i) The Company shall have executed and delivered to Employee the Stockholder Agreement; and

               (ii) Each of the Company's executive officers and directors shall
have   executed  and  delivered  to  Employee,   the  Mutual   Non-Disparagement
Agreements.

     17. PUBLIC ANNOUNCEMENT. To the extent permitted by applicable law, the Company shall characterize Employee's change in role evidenced hereby as a "leave of absence." The Company will not issue or make any press releases or file any reports disclosing Employee's change in role with the Company evidenced hereby without first providing Employee the right to review and comment on such release or report. The Company shall be under no obligation to make any changes to such reports and releases based upon Employee's review and comments.

     18. MUTUAL NON-DISPARAGEMENT. During the term of Employee's employment with the Company the parties agree they will not make any oral or written statement or take any other action which disparages the other party. Specifically, Employee agrees that Employee will not make any oral or written statement or take any other action which disparages the administration, employees, management, officers, shareholders or directors of the Companies. The parties agree that in response to any third party inquiries that the parties may state such change in role of Employee and leave of absence was on friendly terms and that any dispute between them has been resolved. Any action by either party which disparages the other party at any time during the term of Employee's employment with the Company will entitle the other party to seek an injunction for any further breach of this provision, in addition to all other legal and equitable remedies available to the other party. For purposes of this Section 18, the term "disparages" means a statement that is untrue and which is reasonable understood to cast aspersion on the person or entity about which the statement is made. A vote against the election or appointment of members of the Company's Board of Directors by Employee or any of the Company's officers, directors, stockholders, management or employees, as a director or as a stockholder

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shall not  constitute  disparagement  of the persons  against  whom the vote was cast, the Company or any of the Company's officers, directors, stockholders, management or employees.

     19. ATTORNEYS' FEES. In the event any litigation or controversy arises out of or in connection with this Agreement between the parties hereto, the prevailing party in such litigation or controversy shall be entitled to recover from the other party or parties all reasonable attorneys' fees, expenses and suit costs, including those associated with any appellate or post judgment collection proceedings.

     20. TIME OF ESSENCE. Time is of the essence of this Agreement and each covenant and condition contained herein.

     21. NOTICES AND DEMANDS. Any notice or demand which, by any provision of this Agreement or any agreement, document or instrument executed pursuant hereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served for all purposes if sent by certified or registered mail, postage and charges prepaid, to the following addresses: IF TO THE COMPANY, 2441 Viscount Row, Orlando, Florida 32809, Attention: Chief Executive Officer, or at any other address designated by the Company to Employee in writing, and IF TO EMPLOYEE, 5373 Isleworth Country Club Drive, Windermere, Florida 34786.

     22. SEVERABILITY. In case any covenant, condition, term or provision contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, in whole or in part, by judgment, order or decree of any court or other judicial tribunal of competent jurisdiction, from which judgment, order or decree no further appeal or petition for review is available, the validity of the remaining covenants, conditions, terms and provisions contained in this Agreement, and the validity of the remaining part of any term or provision held to be partially in-valid, illegal or unenforceable, shall in no way be affected, prejudiced, or disturbed thereby.

     23. WAIVER OR MODIFICATION. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties arising out of or affecting this Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing and duly executed as aforesaid. The provisions of this Section may not be waived except as herein set forth.

     24. COMPLETE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supercedes any and all previous agreements between the parties, whether written or oral, with respect to such subject matter.

     25. APPLICABLE LAW, BINDING EFFECT AND VENUE. This Agreement shall be construed and regulated under and by the laws of the State of Florida, and shall inure to the benefit of and be binding upon the parties hereto and their heirs, personal representatives, successors and

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assigns.  Venue for any action related to or arising out of this Agreement shall lie in Orange County, Florida.

     26. SECTION AND PARAGRAPH HEADINGS. Section and paragraph headings used throughout this Agreement are for reference and convenience and in no way define, limit or describe the scope or intent of this Agreement or affect its provisions.

     27. MULTIPLE COPIES OR COUNTERPARTS OF AGREEMENT. The original and one or more copies of this Agreement may be executed by one or more of the parties hereto. In such event, all of such executed copies shall have the same force and effect as the executed original and all of such counterparts taken together shall have the effect of a fully executed original.

     28. NUMBER AND GENDER. Whenever used herein, singular members shall include the plural, the plural the singular, and the use of any gender shall include all genders.

     29. FURTHER ASSURANCES. Each of the parties hereto agree that they shall sign such additional and supplemental documents as may be necessary to implement the transactions contemplated pursuant to this Agreement when requested to do so by any party to this Agreement.

                                      * * *

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first written above.


                                        GALAXY NUTRITIONAL FOODS, INC.,
                                        a Delaware corporation

                                        By: /s/ David H. Lipka
-----------------------------               ---------------------------
Witness
                                        Name: David H. Lipka
                                              -------------------------
                                        As its: Chairman of the Board
-----------------------------                   -----------------------
Witness



                                        /s/ Angelo S. Morini
-----------------------------           -------------------------------
Witness                                 ANGELO S. MORINI


-----------------------------
Witness

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